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                                                                     Exhibit 4.1
                       SIZELER PROPERTY INVESTORS, INC.

                            Articles Supplementary


          SIZELER PROPERTY INVESTORS, INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (the "Corporation"), hereby certifies to the Maryland State Department of Assessments and Taxation that:

          FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article V, Section 3 of the Charter of the Corporation, the Board of Directors has duly reclassified 2,476,000 shares of the Common Stock, par value $.0001 per share, of the Corporation into 2,476,000 shares of a class designated as 10% Series B Cumulative Redeemable Preferred Stock, par value $.0001 per share, of the Corporation ("Series B Preferred Stock") and has provided for the issuance of such shares.

          SECOND: The reclassification increases the number of shares classified as Series B Preferred Stock from no shares immediately prior to the reclassification to 2,476,000 shares immediately alter the reclassification. The reclassification decreases the number of shares classified as Common Stock, par value $.0001 per share, from 53,960,000 shares immediately prior to the reclassification to 51,484,000 shares immediately after the reclassification.

          THIRD: Subject in all cases to the provisions of Article V of the Charter of the Corporation with respect to Excess Stock, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of Series B Preferred Stock of the Corporation:

          1.  Designation and Amount.

              The designation of Series B Preferred Stock described in Article FIRST hereof shall be 10% Series B Cumulative Redeemable Preferred Stock, par value $.0001 per share. The number of shares of Series B Preferred Stock to be authorized shall be 2,476,000 shares.

          2.  Dividends and Distribution Provisions.

              (a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, holders of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 10% per annum of the Liquidation Preference (as hereinafter defined) per share (equivalent to a fixed amount of $2.50 per share). Such dividends shall be cumulative from the date of original issue and shall be payable quarterly in arrears on the 15th day of each of February, May, August and November or, if not a business day, the next succeeding business day (each, a "Distribution Payment Date"). The first dividend, which will be due on February 15, 2002, will be for less-than a full quarter and shall include the accrued portion of interest due on any 8% Convertible Subordinated Debentures due 2003 exchanged into shares of Series B Preferred Stock. Such first dividend and any dividend distribution payable on Series B Preferred Stock for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the records of the Corporation at the close of business on the last business day of January, April, July and October, respectively, or on such date designated by the Board of Directors of the Corporation for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a "Distribution Record Date").
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              (b)     Dividends on Series B Preferred Stock will accrue whether
          or not the Corporation has earnings, whether or not there are finds legally available for the payment of such distributions and whether or not such distributions are declared. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series B Preferred Stock which may be in arrears.

              (c) If, for any taxable year, the Corporation elects to designate as "capital gain distributions" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section (the "Code")), with respect to any transaction that occurred while any shares of Series B preferred stock are outstanding, any portion (the "Capital Gains Amount") of the total distributions (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock (the "Total Distributions"), then the portion of the Capital Gains Amount that shall be allocable to holders of Series B Preferred Stock shall be in the same portion that the Total Distributions paid or made available to the holders of Series B Preferred Stock for the year bears to the Total Distributions.

              (d) If any shares of Series B Preferred Stock are outstanding, no distributions (other than in shares of Common Stock or other capital stock ranking junior to Series B Preferred Stock as to distributions and upon liquidation) shall be declared or paid or set apart for payment on any shares of series of Preferred Stock of the Corporation ranking, as to distributions, on a parity with or junior to Series B Preferred Stock for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on shares of Series B Preferred Stock for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not set apart) upon the shares of Series B Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to distributions with shares of Series B Preferred Stock, all distributions declared upon shares of Series B Preferred Stock and any other series of Preferred Stock ranking on a parity as to distributions with Series B Preferred Stock shall be declared pro rata so that the amount of distributions declared per share on Series B Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued distributions per share on Series B Preferred Stock and such other series of Preferred Stock bear to each other.

              (e) Except as provided in Section 2(d), unless full cumulative distributions on shares of Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in shares of Common Stock or other capital stock ranking junior to Series B Preferred Stock as to distributions and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the shares of Common Stock or any other capital stock of the Corporation ranking junior to or on a parity with Series B Preferred Stock as to distributions or upon liquidation, nor shall any shares of Common Stock or any other capital stock of the Corporation ranking junior to or on a parity with Series B Preferred Stock as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such capital stock) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation ranking junior to Series B Preferred Stock as to distributions and amounts upon liquidation or redemptions for the purpose of preserving the Corporation's status as a REIT).

              (f) Any distribution payment made on shares of Series B Preferred Stock shall first be credited against the earliest accrued but unpaid distribution due with respect to shares of Series B Preferred Stock which remains payable.

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          3.  Liquidation Rights.

              (a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any shares of Common Stock or any other class or series of capital stock of the Corporation ranking junior to Series B Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B Preferred Stock shall be entitled to receive out of assets of the Corporation legally available for distribution to stockholders, liquidation distributions in the amount of the liquidation preference of $25.00 per share, plus an amount equal to all distributions accrued and unpaid thereon, but without interest (the "Liquidation Preference"). Holders of Series B Preferred Stock will be entitled to written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Series B Preferred Stock will have no right or claim to any of the assets of the Corporation. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of other Parity Stock (defined below), then the holders of shares of Series B Preferred Stock and Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

              (b) A consolidation or merger of the Corporation with or into any other entity or entities, or a sale, lease, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.

          4.  Redemption.

              (a) Shares of Series B Preferred Stock are not redeemable prior to _____________, except that each share of Series B Preferred Stock is redeemable as provided in Article V of the Charter of the Corporation. On and after _____________, the Corporation at its option upon not less than 30 nor more than 60 days' written notice, may redeem outstanding shares of Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all distributions accrued and unpaid thereon to the date fixed for redemption, without interest. Holders of shares of Series B Preferred Stock to be redeemed shall surrender such shares of Series B Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Corporation and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Corporation.

              (b) Unless full cumulative distributions on all shares of Series B Preferred Stock and Parity Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no shares of Series B Preferred Stock or Parity Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock and Parity Stock are simultaneously redeemed; provided,

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          however, that the foregoing shall not prevent redemption in accordance with Article V of the Charter of the Corporation or the purchase or acquisition of shares of Series B Preferred Stock or Parity Stock.

              (c) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Series B Preferred Stock so called for redemption at the address shown on the share transfer books of the Corporation. Each notice shall state: (i) the redemption date; (ii) the number of shares of Series B Preferred Stock to be redeemed; (iii) the redemption price per share; (iv) the place or places where certificates for shares of Series B Preferred Stock are to be surrendered for payment of the redemption price; and (v) that distributions on shares of Series B Preferred Stock will cease to accrue on such redemption date. If fewer than all shares of Series B Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series B Preferred Stock to be redeemed from each such holder. If notice of redemption of any shares of Series B Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of shares of Series B Preferred Stock so called for redemption, then from and after the redemption date, distributions will cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

              (d) The holders of shares of Series B Preferred Stock at the close of business on a Distribution Record Date will be entitled to receive the distribution payable with respect to such shares of Series B Preferred Stock on the corresponding Distribution Payment Date notwithstanding the redemption thereof between such Distribution Record Date and the corresponding Distribution Payment Date or the Corporation's default in the payment of the distribution due. Except as provided above, the Corporation will make no payment or allowance for unpaid distributions, whether or not in arrears, on shares of Series B Preferred Stock which have been called for redemption.

              (e) Series B Preferred Stock will not be subject to any sinking fund or mandatory redemption, except as provided in Article V of the Charter of the Corporation.

          5.  Voting Rights

              (a) Except as indicated in this Section 5, or except as otherwise from time to time required by applicable law, the holders of shares of Series B Preferred Stock will have no voting rights.

              (b) If six quarterly distributions (whether or not consecutive) payable on shares of Series B Preferred Stock or any Parity Stock are in arrears, whether or not earned or declared, the number of directors then constituting the Board of Directors of the Corporation will be increased by two, and the holders of shares of Series B Preferred Stock, voting together as a class with the holders of shares of any other series of Parity Stock (any such other series, the "Voting Preferred Stock"), will have the right to elect two additional directors to serve on the Corporation's Board of Directors at any annual meeting of stockholders or a properly called special meeting called on the written request of the holders entitled to cast as least a majority of all the votes entitled to be cast at the meeting (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) until the next annual meeting. The holders of the Voting Preferred Stock will have the right to continue to elect two additional directors at each annual meeting until all such distributions have been declared and paid or set aside for payment. After all stock distributions have been declared and paid or set aside for payment, holders of Series B Preferred Stock shall not have the right to elect directors until the conditions set forth in the first sentence of this section 5(b) shall again exist. The term of office of all directors so elected will terminate with the termination of such voting rights.

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              (c)     So long as any shares of Series B Preferred Stock remain
          outstanding, the Corporation will not without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Corporation's Charter or the Articles Supplementary, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any Event set forth in (ii) above, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the shares of Series B Preferred Stock and provided further that (A) any increase in the amount of the authorized Preferred Stock (including Series B Preferred Stock) or the creation or issuance of any other series of Preferred Stock, or (B) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not been deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

              (d) Except as provided above and as required by law, the holders of shares of Series B Preferred Stock are not entitled to vote on the election of directors, on any merger or consolidation involving the Corporation, on any share exchange or on a sale of all or substantially all of the assets of the Corporation.

          6.  Conversion.

              The shares of Series B Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except that each share of Series B Preferred Stock is convertible into Excess Stock as provided in Article V of the Charter of the Corporation.

          7.  Status of Redeemed Stock.

              In the event any shares of Series B Preferred Stock shall be redeemed pursuant to Section 4 hereof, the shares so redeemed shall revert to the status of authorized but unissued shares of Series B Preferred Stock available for future issuance and reclassification by the Corporation.

          8.  Ranking.

              Any class or series of capital stock of the Corporation shall be deemed to rank:

              (a) prior or senior to the Series B Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series B Preferred Stock ("Senior Stock");

              (b) on a parity with the Series B Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series B Preferred Stock, if the holders of such class of stock or series and the Series B Preferred Stock shall be entitled to the receipt

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of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other ("Parity Stock"); and

              (c) junior to the Series B Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such capital stock or series shall be Common Stock or Series A Preferred Stock or (ii) the holders of Series B Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior Stock").

          9. The terms of the Series B Preferred Stock set forth in Article Third hereof shall become Article XII of the Charter.


          IN WITNESS WHEREOF, SIZELER PROPERTY INVESTORS, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on ______________________.


WITNESS:                             SIZELER PROPERTY INVESTORS, INC.


__________________________     By:   ________________________________
James W. Brodie, Secretary          Thomas A. Masilla, Jr., President


          THE UNDERSIGNED, President of SIZELER PROPERTY INVESTORS, INC., who executed on behalf of the Corporation the Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                     ______________________________
                                     Thomas A. Masilla, Jr.

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